Exhibit 5.1 and 23.2

      [Letterhead of Dilworth Paxson LLP]

DIRECT DIAL NUMBER:
(215) 575-7000

December 18, 2003

Board of Directors
Arrhythmia Research Technology, Inc.
25 Sawyer Passway
Fitchburg, Massachusetts 01420

      Re: 2001 Stock Option Plan and 2003 Employee Stock Bonus Plan

Ladies and Gentlemen:

        As counsel for Arrhythmia Research Technology, Inc., a Delaware corporation (the “Company”), we have been asked to render our opinion with respect to certain matters relating to the offer and sale of a total of up to 200,000 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), which may be issued hereafter as follows: (i) pursuant to the 2001 Stock Option Plan (the “2001 Plan”) — up to a total of 197,000 Shares (the “Option Shares”); and (ii) pursuant to the 2003 Employee Stock Bonus Plan (the “2003 Plan”) – up to a total of 3,000 Shares (the “Bonus Shares”). The shares issuable hereafter under the 2001 Plan consist of shares which are or may become issuable upon exercise of options granted or which may be granted under the 2001 Plan. The number of Option Shares which may be purchased upon exercise of each option and the number of Bonus Shares issuable under the 2003 Plan are subject to adjustment from time to time as set forth in the respective plans or options.

        The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about December 18, 2003. (Said Registration Statement on Form S-8 is referred to hereinafter as the “Registration Statement.”)

        In rendering this opinion, we have examined: (i) the Amended and Restated Certificate of Incorporation and By-laws of the Company, each as presently in effect; (ii) the various resolutions and related minutes of the Company’s Board of Directors respectively adopting the 2001 Plan and authorizing the issuance of up to 200,000 Shares pursuant to the 2001 Plan; (iii) the resolutions and related minutes of the Company’s Board of Directors adopting the 2003 Plan and authorizing the issuance of up to 3,000 Shares pursuant to the 2003 Plan; (iv) the resolutions and related minutes of the Company’s Board of Directors authorizing the preparation and filing of the Registration Statement; (v) the form of Registration Statement; and (vii) such certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.

        In rendering the opinions expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

        Based upon and subject to the foregoing, we are of the opinion that the Option Shares, when duly issued in accordance with the terms and conditions of the 2001 Plan (including the terms and conditions of options granted thereunder), and the Bonus Shares, when duly issued in accordance with the terms and conditions of the 2003 Plan, after the Registration Statement shall have become effective under the Act, will be legally issued, fully paid and nonassessable.

        We have made such investigation of the General Corporation Law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinion expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania; this opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
Dilworth Paxson LLP

cc:     David A. Garrison, Chief Financial Officer,
          Arrhythmia Research Technology, Inc.